780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414.273.3500 FAX 414.273.5198 WWW.GKLAW.COM

April 27, 2012

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird MidCap Fund dated December 28, 2000 and our opinion for the Baird Horizon Growth Fund (n/k/a Baird LargeCap Fund), Baird Intermediate Bond Fund, Baird Core Bond Fund (n/k/a Baird Core Plus Bond Fund), Baird Aggregate Bond Fund, Baird Short-Term Bond Fund and Baird Intermediate Municipal Bond Fund dated September 14, 2000.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

             Very truly yours,

             /s/ Godfrey & Kahn, S.C.

             GODFREY & KAHN, S.C.

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